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infoUSA Inc.
(Name of Registrant as Specified In Its Charter)

Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
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FOR Immediate Release
Contact: Arthur B. Crozier
Innisfree M&A Incorporated
(212) 750-5833

DOLPHIN RESPONDS TO infoUSA’S LETTER TO STOCKHOLDERS

Related Party Transactions Have Not Been “Fully and Properly Disclosed”

STAMFORD, CONNECTICUT, May 5, 2006 - Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners, L.L.C. which together own 2.0 million shares, or 3.6% of infoUSA Inc. (NASDAQ : IUSA), today responded to a May 4, 2006 letter sent to all infoUSA stockholders from Mr. Vinod Gupta.

In the letter Mr. Vinod Gupta says:

“… we believe Dolphin is misleading you when it pretends to have uncovered hidden related party transactions at infoUSA. In fact, all of infoUSA’s past related party transactions were fully and properly disclosed in the Company’s regulatory filings.”

Based on the memorandum of Dr. Vasant Raval, chairman of infoUSA’s audit committee, that we have previously made available to stockholders (available on www.iusaccountability.com) and thousands of pages of other Company materials that Dolphin has examined, Dolphin believes that THIS STATEMENT IS SIMPLY UNTRUE. Consider the following:

•
The Company’s 2005 proxy statement, states that in 2004 the Company paid approximately $1.5 million to Annapurna Corp., one of Mr. Vinod Gupta’s entities, for “usage of aircraft.” Not according to the Raval memo.  Here is the breakdown according to Dr. Raval:

Class of transactions	Amount
NetJet	$928,990
Use of personal properties (residences)	120,000
Use of personal properties (boat)	277,899
Travel services	195,000
Contractor services	2,800

Total	$1,524,689

In other words, contrary to the Company’s proxy disclosure, $596,000 or almost 40% has nothing to do with “usage of aircraft.” Dolphin’s review broadly confirms these numbers.

But it gets worse. Dr. Raval concluded that $631,899 of charges in 2004 should be “borne” by Mr. Vinod Gupta. If Mr. Vinod Gupta repaid this amount to the Company, the repayment should have been reported as a related party transaction. It was not. If this amount was not repaid, it should have been reported as compensation to Mr. Vinod Gupta for 2004 in the Company’s proxy statements. It was not. But if these amounts were not repaid and were not reported as compensation, than all stockholder must ask for 2004 alone what was this $632,000?

•
Dr. Raval did not go back to investigate prior years. Dolphin did. As we told stockholders in our letter of April 21, 2006, using the same methodology of Dr. Raval (which did not include any private jet reimbursement), there was a total of $2.1 million in charges that should have been “borne” by Mr. Vinod Gupta during the years 2000 to 2004. This amount was not reported repaid as a related party transaction in the Company’s proxy statements, and was not reported as compensation. So, all stockholders must ask, what is this $2.1 million?

•
In its 2005 proxy statement, infoUSA also reported that the Company paid Annapurna $2.2 million for “usage of aircraft” in each of 2002 and 2003. We have gone through the books and records that infoUSA has made available to us. Over $1 million of this amount has nothing to do with “usage of aircraft,” but instead relates to rental payments for homes, use of the American Princess yacht and other expenses related to Mr. Vinod Gupta.

As for private jet usage and yacht charges, Dolphin does not believe that all charges paid by the Company to Mr. Vinod Gupta, directly and indirectly, over the years were for business related purposes. Dolphin will have more to say about private jet usage and yacht charges soon.

•
As Dolphin remarked in its April 21, 2006 letter, based on its review of the Company’s books and records, Dolphin believes that infoUSA paid over $1,000,000 to third parties on behalf of Mr. Vinod Gupta during the years of 2000 to 2005. These payments were made for operation of the yacht leased by Mr. Vinod Gupta (before the lease was assumed by infoUSA), condo rentals, car leases, a catamaran and premiums on a life insurance policy held by a Vinod Gupta family trust. As far as Dolphin can discern, these payments were not reported as related party transactions. They were not reported as compensation to Mr. Vinod Gupta. So. All stockholders must ask what is this $1 million?

•
infoUSA’s first ever public disclosure of payments relating to the American Princess yacht was in the Company’s Form 10-Q for the quarter ended June 30, 2005, filed on August 9, 2005, in which infoUSA assumed the lease of the yacht for $2.2 million. Yet, in his letter to the full board of September 7, 2005 (available on ), Mr. Vinod Gupta stated,

“infoUSA has always had a boat for the past ten years which has been used for client entertainment. I owned the 80 foot yacht through Annapurna Corporation and infoUSA paid for its use.”

How can it be that the transactions relating to the yacht are “fully and properly disclosed in the Company’s regulatory filings?”

Over the past eight months Dolphin has asked the Company, and given it every opportunity, to correct the facts as Dolphin understands them. Dolphin has made these facts known to all stockholders over the course of this important election. The Company has not offered a single correction!

Dolphin’s highly qualified and independent nominees will bring to the infoUSA Board something that we believe has been sorely lacking until now. Accountability. Dolphin’s nominees, as members of the Board, will seek to hold senior management of infoUSA accountable to the full Board and to all stockholders.

The Dolphin nominees—Mick Aslin, former president and CEO of Gold Banc Corp, Karl Meyer, retired chairman of Ermis Maritime Holdings Ltd. and Robert A. Trevisani, a Boston-based attorney-have no ties to Dolphin or to infoUSA or its management and are committed to serving all infoUSA stockholders and maximizing value. They deserve your support.

We urge you to act now for a positive change. VOTE the BLUE proxy card in favor of Dolphin’s nominees, and its proposed by-law amendment to prohibit for three years the re-nomination or appointment by the Board of a director who has been voted down by stockholders.